UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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HomeAway, Inc.

(Name of Registrant as Specified in Its Charter)

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HOMEAWAY, INC.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of HomeAway, Inc.:

The annual meeting of stockholders for HomeAway, Inc. (“HomeAway,” “we,” “us,” or the “Company”) will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746 on Wednesday, June 4, 2014 at 9:00 a.m. local time. The purposes of the meeting are:

1.	To elect three Class III directors (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal Two); and

3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on April 11, 2014 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This Notice of 2014 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about April 25, 2014.

Our annual meeting will be available by conference call. To call in to the meeting, please dial (877) 304-8962 and enter the Conference ID: 95871538. An archived audio recording of the meeting will be available for seven days thereafter. To listen to the recording, please dial (855) 859-2056 and enter the Conference ID: 95871538.

YOUR VOTE IS IMPORTANT!

Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2014: The Notice of 2014 Annual Stockholders’ Meeting and Proxy Statement, and 2013 Annual Report and Form 10-K are available at https://www.proxydocs.com/AWAY.

By order of the Board of Directors,

Brian H. Sharples
President, Chief Executive Officer and Chairman

Austin, Texas

Date: April 25, 2014

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 25, 2014, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to vote via the Internet or by telephone.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. Once you have elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 4, 2014:

The Notice of 2014 Annual Stockholders’ Meeting and Proxy Statement, and

2013 Annual Report and Form 10-K are available at https://www.proxydocs.com/AWAY.

ATTENDING THE ANNUAL MEETING

Attending in Person

•	Doors open at 8:45 a.m. Central Daylight Time

•	Meeting starts at 9:00 a.m. Central Daylight Time

•	Proof of HomeAway, Inc. stock ownership and photo identification will be required to attend the Annual Meeting

•	You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting

•	The use of cameras is not allowed

•	There will be limited food service at the meeting

Attending via Conference call

•	Call (877) 304-8962, Conference ID: 95871538; we encourage you to call in prior to the meeting

•	Conference call starts at 9:00 a.m. Central Daylight Time

•	Conference call replay available until June 11, 2014 by calling (855) 859-2056, Conference ID: 95871538

QUESTIONS

For questions regarding:	Contact
Annual Meeting or Voting	HomeAway Investor Relations, (512) 505-1700

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC https://secure.amstock.com/Shareholder/sh_login.asp (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide)

Stock ownership for beneficial owners	Please contact your broker, bank, or other nominee

HOMEAWAY, INC.

1011 W. Fifth Street, Suite 300

Austin, TX 78703

PROXY STATEMENT

Our Board solicits your proxy for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2014 Annual Meeting of Stockholders.” The Annual Meeting will be held at 9:00 a.m. Central Daylight Time on Wednesday, June 4, 2014 at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746. We made this Proxy Statement available to stockholders beginning on April 25, 2014.

Record Date	April 11, 2014

Quorum	Majority of shares outstanding on the record date must be present in person or by proxy

Shares Outstanding	93,475,510 shares of common stock outstanding as of April 11, 2014

Inspector of Election	A representative from American Stock Transfer & Trust Company, LLC (“AST”) will serve as the inspector of election.

Voting by Proxy	Internet, phone or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with HomeAway’s transfer agent, AST) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial holders (those whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Annual Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions; What Happens if no Voting Instructions are Provided

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Effect of Broker Non-Votes and Abstentions	Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal, and therefore broker non-votes and abstentions have no effect on Proposal One, the election of directors. Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Routine and Non-Routine Matters	Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two. Proposal One, the election of directors, is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal One.

Votes Required to Adopt Proposals; Impact of Advisory Votes	Each share of our common stock outstanding on the record date is entitled to one vote on each of the three director nominees in Proposal One and one vote on Proposal Two, the ratification of the appointment of our independent registered public accounting firm. Stockholders may not cumulate votes in the election of directors. The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until the third annual meeting of stockholders following their election. Approval of Proposal Two, the ratification of the appointment of our independent registered public accounting firm, requires the affirmative vote of the majority of the shares of common stock present or represented by proxy at the meeting.

Changing Your Vote

Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results at www.homeaway.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

This Proxy Statement contains two proposals requiring stockholder action. Proposal One requests the election of the three Class III directors to the Board. Proposal Two requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is currently comprised of nine directors and is divided into three classes with staggered three-year terms. The Board currently has three directors in each of the three classes. The term of our Class III directors, Jeffrey D. Brody, Christopher (“Woody”) P. Marshall and Kevin Krone, will expire at this Annual Meeting. The term of our Class I directors, Simon Breakwell, Carl G. Shepherd and Simon Lehmann, will expire at our 2015 annual meeting of stockholders. The term of our Class II directors, Charles (“Lanny”) C. Baker, Tina Sharkey and Brian H. Sharples, will expire at our 2016 annual meeting of stockholders.

This year’s nominees for election to the Board are the Class III directors, Jeffrey D. Brody, Christopher (“Woody”) P. Marshall and Kevin Krone. Each of our director nominees is currently serving on the Board. Each of our nominees for the election of directors at the Annual Meeting are independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Select Market (“NASDAQ”). The biographies of the nominees are set forth below in the section entitled “—Directors.”

If elected, each nominee will serve for a term of three years expiring at the 2017 annual meeting of stockholders or until his successor, if any, is duly elected and qualified or until such director’s earlier death, resignation or removal. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Vote Required

The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the three directors to be elected by those shares, will be elected as directors to serve until the third annual meeting following election or until their successors, if any, are duly elected and qualified, or until their earlier death, resignation or removal.

Recommendation of the Board of Directors

The Board recommends that stockholders vote “FOR” the election of Mr. Brody, Mr. Marshall and Mr. Krone.

Directors

Listed below are HomeAway’s nine directors. The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes and experience of its directors provide HomeAway with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of HomeAway and represent the best interests of our stockholders.

Name	Position with HomeAway	Age as of the Annual Meeting	Director Since
Charles (“Lanny”) C. Baker	Director	47	2011
Tina Sharkey	Director	50	2012
Brian H. Sharples	Co-Founder, President, Chief Executive Officer & Chairman	53	2004
Jeffrey D. Brody	Director	54	2005
Christopher (“Woody”) P. Marshall	Director	46	2008
Kevin Krone	Director	46	2013
Simon Breakwell	Director	49	2012
Carl G. Shepherd	Co-Founder, Chief Strategy & Development Officer & Director	61	2005
Simon Lehmann	Director	44	2014

Class III Directors

Jeffrey D. Brody has served as a director since January 2005. Mr. Brody is a founding partner of Redpoint Ventures. He also serves as a managing member of Brentwood Venture Capital. Mr. Brody serves on the boards of several private companies, including Kodiak Networks, The Receivables Exchange, Viajanet, Beepi, and Xango. Mr. Brody was an early investor and director of Danger (acquired by Microsoft), Fraud Sciences (acquired by eBay), LifeSize Communications (acquired by Logitech), Concur Technologies (CNQR), Loopnet (LOOP), One Box (acquired by OpenWave), ViaVideo (acquired by Polycom), WebTV (acquired by Microsoft), and Zing Systems (acquired by Dell). Mr. Brody holds a B.S. in mechanical engineering from the University of California at Berkeley, and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Brody’s qualifications to serve on the Board include his extensive experience as an investor and board member in private technology and Internet-based companies and his knowledge gained from service on such boards.

Christopher (“Woody”) P. Marshall has served as a director since October 2008. Mr. Marshall is a General Partner at Technology Crossover Ventures, or TCV, a growth equity firm focused on information technology companies. Prior to joining TCV in 2008, Mr. Marshall spent 12 years as a Managing Director at Trident Capital, a venture capital and private equity firm focused on the software, business services and Internet markets. Mr. Marshall also serves on the board of directors of XRS Corporation, a provider of fleet operations solutions to the transportation industry and served as a director of TheStreet Inc. from 2009 to 2013. Mr. Marshall holds a B.A. in economics from Hamilton College and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Marshall’s qualifications to serve on the Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various public and private companies.

Kevin Krone has served as a director since April 2013. Since December 1992, Mr. Krone has held various roles at Southwest Airlines, and since February 2013, has served as Southwest’s Vice President and Chief Marketing Officer. Mr. Krone is responsible for Southwest’s marketing strategies covering all sales and promotions; special event marketing, multicultural activities, partnership relationships, all field sales offices, advertising, Southwest’s award-winning frequent flyer program called Rapid Rewards, online marketing, and distribution of Southwest’s products. Previously, Mr. Krone had responsibility for local marketing, business development, as well as leadership over the developmental efforts on Southwest’s website, southwest.com. Mr. Krone received a B.A. in finance and an M.B.A. from the University of Illinois. We believe Mr. Krone’s qualifications to serve on the Board include his extensive experience in online marketing in the travel industry, including his experience as Vice President and Chief Marketing Officer at Southwest Airlines.

Class I Directors

Simon Breakwell has served as a director since August 2012. Since January 2014, Mr. Breakwell has served as a Venture Partner with TCV. From 2000 to April 2006, Mr. Breakwell served as the President, Founder, and a director of Expedia International, Inc., a subsidiary of Expedia, Inc. Prior to becoming President of Expedia International, Mr. Breakwell spent seven years in senior business roles in Expedia, Inc., the Travel Group (acquired by Expedia, Inc.) and British Airways. Mr. Breakwell holds a B.A. from Portsmouth Polytechnic and an M.B.A. from Lancaster University. We believe Mr. Breakwell’s qualifications to serve on the Board include his extensive experience in high-level management positions at Internet-based businesses in the online travel industry.

Carl G. Shepherd is one of our Co-Founders and has served as our Chief Strategy and Development Officer since February 2005. Prior to joining us, Mr. Shepherd worked as a consultant from March 2003 to February 2005. Mr. Shepherd served as Executive Vice President and Chief Operating Officer of Hoover’s, Inc., a provider of online business information, from June 1997 to March 2003. From August 1995 to June 1997, Mr. Shepherd served as Vice President of Business Development of Human Code Inc., a software development company. From December 1992 to March 1995, Mr. Shepherd served as Chief Financial Officer of Hanley Wood, LLC, a trade magazine publisher. Mr. Shepherd has held positions with both consumer and trade magazine publishers, including Texas Monthly, Building and Remodeling and the Dallas Morning News. Previously, Mr. Shepherd was a senior manager with Andersen Consulting in New York. Mr. Shepherd holds a B.A. in business administration from Texas Christian University and an M.B.A. from the University of Texas at Austin. We believe Mr. Shepherd’s qualifications to serve on the Board include his experience as our Chief Strategy and Development Officer, his previous service in executive positions at various public and private technology and publishing companies, and his experience in the vacation rental industry.

Simon Lehmann has served as a director since March 2014. Since December 2013, Mr. Lehmann has served as the Chief Executive Officer of Biketec AG. From October 2005 to February 2014, Mr. Lehmann served as the Chief Executive Officer of Interhome AG. Prior to Interhome, from January 2001 to September 2005, Mr. Lehmann held top management positions, most recently Executive Vice President of Sales and Commercial, with Swissport International. Since November 2012, Mr. Lehmann has served on the Board of Directors of Inntopia.com. We believe Mr. Lehmann’s qualifications to serve on the Board include his extensive management and Board experience in the online travel industry.

Class II Directors

Charles (“Lanny”) C. Baker has served as a director since April 2011. Mr. Baker has served as the Chief Executive Officer and President of ZipRealty, Inc., a residential real estate brokerage firm and provider of technology systems to real estate agents and brokerages, since October 2010. From December 2008 to October 2010, Mr. Baker served as the Executive Vice President and Chief Financial Officer of ZipRealty, Inc. From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Mr. Baker serves on the boards of directors of ZipRealty, Inc. and XO Group Inc., a life stages media company targeting couples planning their weddings and lives together. Mr. Baker holds a B.A. in history from Yale College. We believe Mr. Baker’s qualifications to serve on the Board include his extensive experience in corporate finance, business strategy and real estate.

Tina Sharkey has served as a director since December 2012. Since November 2013, Ms. Sharkey has served as the Chief Executive Officer of Sherpa Foundry, a venture capital fund which also helps corporations take advantage of their digital assets. From 2007 to 2012, Ms. Sharkey served as Chairman and Global President of BabyCenter LLC, a wholly-owned subsidiary of Johnson and Johnson. Prior to that, Ms. Sharkey held various positions, including Senior Vice President and General Manager of American Online Inc. from 2003 to 2006. From 2004 to 2006, Ms. Sharkey served as Senior Vice President and General Manager for a portfolio of AOL products including AOL.com and AOL Instant Messenger. Ms. Sharkey serves as a director for ad:tech (from 2009) and served as a director for Baby Buggy, Inc. (from 2002 to 2009) and the Interactive Advertising Bureau (from 2007 to 2012). Ms. Sharkey holds a B.A. from the University of Pennsylvania. We believe Ms. Sharkey’s qualifications to serve on the Board include her extensive experience with Internet-based businesses and online advertising and marketing.

Brian H. Sharples is one of our Co-Founders, has served as our President and Chief Executive Officer since our inception in April 2004 and has served as Chairman of the Board since March 2011. Prior to joining us, Mr. Sharples was an angel investor from 2001 to 2004 and also served as Chief Executive Officer of Elysium Partners, Inc., a company in the vacation club ownership market, from 2002 to 2003. Mr. Sharples served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to Fortune 500 technology companies, from 1996 to 2001, as President from 1991 to 1996, and as Senior Vice President from 1989 to 1991. Prior to IntelliQuest, Mr. Sharples was Chief Executive Officer of Practical Productions, Inc., an event-based automotive distribution business, from 1988 to 1989 and a consultant with Bain & Company from 1986 to 1988. Mr. Sharples also serves on the board of directors of RetailMeNot, Inc. and, from 2011 to November 2012, served on the board of directors of Kayak, Inc. Mr. Sharples holds a B.S. in math and economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Sharples’s qualifications to serve on the Board include his experience as our Chief Executive Officer, his previous service in executive positions at various public and private technology companies, and his experience in the vacation rental industry.

CORPORATE GOVERNANCE

Structure and Leadership of the Board of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board can be filled by resolution of the Board.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change in our management or a change in control. Mr. Brody, Mr. Marshall and Mr. Krone are the Class III directors who have been nominated for election at the Annual Meeting. Mr. Breakwell, Mr. Shepherd and Mr. Lehmann are the Class I directors, and their terms will expire in 2015. Mr. Baker, Ms. Sharkey and Mr. Sharples are the Class II directors, and their terms will expire in 2016.

The Chairman of our Board is currently our Chief Executive Officer, Brian H. Sharples. The Board believes that Mr. Sharples is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board does not have a policy on whether or not the roles of the Chairperson of the Board and Chief Executive Officer should be separate. The Board believes it should be free to determine what is best for the Company at a given point in time. The Board may designate one of its independent directors as the Lead Independent Director, subject to such director accepting such appointment. If so designated, the Lead Independent Director will be responsible for coordinating activities of the other independent directors and performing various other duties as directed by the Board.

Committees of the Board of Directors

Our Board has a standing audit committee, compensation committee and nominating and governance committee. The members of the committees are identified in the table below:

Committee
Director	Audit	Compensation	Nominating And Governance
Lanny Baker	Chair	—	—
Simon Breakwell	Member	—	—
Jeffrey D. Brody	—	Member	—
Kevin Krone	—	—	Chair
Woody Marshall	—	Chair	Member
Tina Sharkey	—	Member	—
Simon Lehmann*	Member	—	—

*	Mr. Lehmann was appointed to the Board and the audit committee on March 10, 2014. He filled the vacancy left by Robert Solomon who resigned on the same date. Mr. Solomon served on the audit committee and nominating and governance committee prior to his resignation.

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our audit committee is currently composed of Lanny Baker, Simon Breakwell and Simon Lehmann. Mr. Baker has served as the chairperson of our audit committee since 2011. In April 2014, our Board determined that Messrs. Baker, Breakwell and Lehmann are independent under the applicable requirements of the NASDAQ and SEC rules and regulations. In April 2014, our Board determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication, and that Mr. Baker qualifies as an “audit committee financial expert,” under the applicable requirements of the NASDAQ and SEC rules and regulations. Mr. Lehmann was appointed to serve on our audit committee when he was appointed to the Board on March 10, 2014. Mr. Lehmann filled the vacancy left by Robert Solomon who resigned on the same date. Mr. Solomon served on our audit committee prior to his resignation. Our audit committee met ten times during 2013.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and our other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for outside directors in consultation with our Chief Executive Officer and our Chief Financial Officer;

•	preparing the compensation discussion and analysis and compensation committee report required in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our compensation committee is currently composed of Jeffrey D. Brody, Woody Marshall and Tina Sharkey, each of whom is a non-employee member of the Board. Mr. Marshall has served as the chairperson of our compensation committee since April 2014. Mr. Brody served as the chairperson of our compensation committee from 2011 to April 2014. In April 2014, our Board determined that each member of our compensation committee is independent under the applicable requirements of the NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Our compensation committee met eight times during 2013.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

•	assisting the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board;

•	overseeing the evaluation of the Board and management;

•	recommending members for each Board committee to the Board;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our nominating and governance committee is currently composed of Woody Marshall and Kevin Krone. Robert Solomon served on the nominating and governance committee until he resigned from the Board on March 10, 2014. Mr. Krone has served as the chairperson of our nominating and governance committee since April 2014. Mr. Marshall served as the chairperson of our nominating and governance committee from 2011 to April 2014. In April 2014, our Board determined that each member of our nominating and governance committee is independent under the applicable requirements of the NASDAQ and SEC rules and regulations. Our nominating and governance committee met twice during 2013.

Our audit committee, compensation committee and nominating and governance committee operate under written charters adopted by the Board. These charters are available on the investor relations portion of our website at http://investors.homeaway.com in the “Corporate Governance” section and will be available without charge, upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: General Counsel.

Risk Oversight

Our business is subject to various types of risk, including business risks relating to our strategy, competitive position, operations and financial structure, technological risks, legal and compliance risks and others. Our Board oversees our risk management processes implemented by management and regularly reviews reports from members of senior management on areas of material risk. The committees of the Board are charged with overseeing certain types of risks. Our audit committee is responsible for overseeing the management of financial and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to executive compensation. Our nominating and governance committee is responsible for overseeing the management of risks relating to corporate governance. Our full Board regularly receives reports from each committee on the management of these risks and is charged with the management of all other risks.

Director Independence

Our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at http://investors.homeaway.com in the “Corporate Governance” section, state that our Board shall have a majority of directors who meet the criteria for independence established by applicable law. In April 2014, our Board, following consultation with our nominating and governance committee, undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Lanny Baker, Simon Breakwell, Jeffrey D. Brody, Kevin Krone, Simon Lehmann, Woody Marshall and Tina Sharkey are “independent directors” as defined under the applicable requirements of the NASDAQ and SEC rules and regulations.

There are no family relationships among our executive officers and directors.

Communications with the Board of Directors

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our General Counsel at 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Nomination Procedures

The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To have a candidate considered by the nominating and governance committee, a stockholder must submit such stockholder’s recommendation in writing in accordance with the procedures described in the section of this Proxy Statement entitled “Other Matters—2015 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.

The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under NASDAQ rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills and compatibility with the Board, and ability to complement the competency and skills of the other Board members.

The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.

Board Meetings and Attendance

The Board held 14 meetings in 2013. During 2013, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. Messrs. Sharples and Shepherd attended our 2013 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is, or has been, an officer or employee of HomeAway. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Compensation

During 2013 and effective until our Annual Meeting, our non-employee directors were entitled to receive an annual cash fee of $25,000 for their services as directors. Effective following the Annual Meeting, the annual cash fee will be in the amount of $35,000. During 2013 and effective until our Annual Meeting, our non-employee directors received an additional annual cash fee for their service on committees of the Board in accordance with the following table:

Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$12,000
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$7,500	$3,000

Effective following the Annual Meeting, the additional annual cash fee non-employee directors receive for their service on committees of the Board will be in accordance with the following table:

Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$12,000
Compensation Committee	$15,000	$5,000
Nominating and Governance Committee	$10,000	$4,000

In addition, our non-employee directors will receive an initial option grant entitling the director to purchase that number of shares of our common stock equal to $262,500 divided by the then current Black-Scholes value of our common stock. These options will vest monthly over three years, provided that the non-employee director continues to serve as a director through each such vesting date.

In addition, since 2013, our non-employee directors will receive an initial restricted stock unit (“RSU”) award for that number of shares of our common stock equal to $112,500 divided by the average fair market value (equal to the closing price of our common stock on the NASDAQ) over the 20 trading days prior to the grant date. These RSU awards will vest annually over three years, provided that the non-employee director continues to serve as a director through each such vesting date.

Each non-employee director received their initial option grant and initial RSU award during the month and year set forth below.

Director	Received Initial Option Grant	Received Initial RSU Grant
Lanny Baker	April 2011	N/A
Simon Breakwell	August 2012	N/A
Jeffrey D. Brody	March 2012	N/A
Kevin Krone	April 2013	April 2013
Simon Lehmann	March 2014	March 2014
Woody Marshall	March 2012	N/A
Tina Sharkey	December 2012	N/A
Former Directors:* Philip S. Siegel	March 2012	N/A
Robert Solomon	April 2009	N/A

*	Mr. Siegel resigned on April 29, 2013 and Mr. Solomon resigned on March 10, 2014.

In addition, in 2013, our non-employee directors received (a) an annual option grant that entitles the director to purchase that number of shares of our common stock equal to $105,000 divided by the then current Black-Scholes value of our common stock and (b) an annual RSU award for that number of shares of our common stock equal to $45,000 divided by the average fair market value (equal to the closing price of our common stock on the NASDAQ) over the 20 trading days prior to the grant date.

Starting in 2014, our non-employee directors will receive (a) an annual option grant that entitles the director to purchase that number of shares of our common stock equal to $80,000 divided by the then current Black-Scholes value of our common stock and (b) an annual RSU award for that number of shares of our common stock equal to $80,000 divided by the average fair market value (equal to the closing price of our common stock on the NASDAQ) over the 20 trading days prior to the grant date.

In each case, the options vest monthly over one year, provided that the non-employee director continues to serve as a director through each such vesting date, and the RSU award vests with respect to 100% of the shares at the end of one year, provided that the non-employee director continues to serve as a director through such vesting date. We do not pay meeting fees to our non-employee directors. We reimburse our non-employee directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as HomeAway site visits, as well as continuing education programs.

Director Compensation – 2013

The following table presents information regarding the compensation paid during 2013 to our non-employee directors who served on the Board during the year. Neither Mr. Sharples nor Mr. Shepherd, our two employee directors, receives any compensation for their services as members of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Lanny Baker (3)	45,000	43,552	104,970	—	193,522
Simon Breakwell (3)	37,000	43,552	104,970	—	185,522
Jeffrey D. Brody (3)	35,000	43,552	104,970	—	183,522
Kevin Krone (4)	18,667	152,265	364,716	—	535,648
Woody Marshall (3)	37,500	43,552	104,970	—	186,022
Tina Sharkey (3)	30,000	43,552	104,970	—	178,522
Robert Solomon (3)(5)	40,000	43,552	104,970	—	188,522
Former Directors
Philip S. Siegel (6)	9,333			—	9,333

(1)	The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted to our non-employee directors during 2013 and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. The grant date fair value is $30.52 per RSU.
(2)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted to our non-employee directors during 2013 and computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of option awards in the section entitled “Stockholders’ Equity and Stock-Based Compensation” in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.

The following table sets forth the total number of outstanding shares of our common stock subject to stock awards (RSUs) and stock option awards held by each non-employee director as of December 31, 2013:

Name of Director	Stock Awards	Option Awards
Lanny Baker	1,427	55,836
Simon Breakwell	1,427	39,607
Jeffrey D. Brody	1,427	47,748
Kevin Krone	4,967	26,149
Woody Marshall	1,427	44,948
Tina Sharkey	1,427	46,228
Robert Solomon	1,427	50,986

(3)	The director was granted an automatic stock option grant following the 2013 Annual Meeting for 7,472 shares, which vests in 12 equal monthly installments following August 1, 2013, and an RSU award for 1,427 shares which vest 100% on August 1, 2014.
(4)	Mr. Krone was appointed to the Board in April 2013. In connection with his appointment, Mr. Krone received an initial stock option grant of 18,677 shares, which vests in 36 equal monthly installments following April 29, 2013 and an initial RSU award of 3,540 shares, which vests in three equal annual installments following July 29, 2013. Mr. Krone was also granted an automatic stock option grant following the 2013 Annual Meeting for 7,472 shares, which vests in 12 equal monthly installments following August 1, 2013 and an RSU award for 1,427 shares which vest 100% on August 1, 2014. The fees paid to Mr. Krone in 2013 reflect pro-rated annual retainers for his service as a non-employee director and a member of the nominating and governance committee during 2013.
(5)	Mr. Solomon resigned on March 10, 2014.
(6)	Mr. Siegel resigned on April 29, 2013. Fees include pro-rated fees for his service as a non-employee director and as a member of our nominating and governance committee.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers. Information pertaining to Messrs. Sharples and Shepherd, each of whom is both an officer and a director of HomeAway, may be found in the section of this Proxy Statement entitled “Proposal One: Election of Directors—Directors.”

Name	Position with HomeAway	Age as of the Annual Meeting
Brian H. Sharples	Co-Founder, President, Chief Executive Officer & Chairman	53
Lynn Atchison	Chief Financial Officer & Secretary	54
Brent Bellm	Chief Operating Officer	42
Ross A. Buhrdorf	Chief Technology Officer	50
Thomas Hale	Chief Product Officer	45
Carl G. Shepherd	Co-Founder, Chief Strategy & Development Officer & Director	61

Lynn Atchison has served as our Chief Financial Officer since August 2006. Prior to joining us, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider, from February 2004 to August 2006. From October 2003 to January 2004, Ms. Atchison worked as a business consultant for Range Online Media, an Internet marketing firm. From May 1996 to April 2003, Ms. Atchison served as Chief Financial Officer and Vice President of Finance and Administration of Hoover’s, Inc., a provider of online business information. From November 1994 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, Inc., a provider of travel ticketing systems software. From May 1990 to November 1994, Ms. Atchison worked as a consultant providing controller functions for software, technology and non-profit organizations, including Trilogy Development, a provider of sales automation software, and Austin American Technology. Prior to that, Ms. Atchison worked for eight years as an accountant with Ernst & Young LLP. Ms. Atchison serves on the board of directors of Speed Commerce, Inc. Ms. Atchison holds a B.B.A. in accounting from Stephen F. Austin State University.

Brent Bellm has served as our Chief Operating Officer since June 2010. From October 2009 to June 2010, Mr. Bellm served as Vice President of Global Product and Experience of PayPal, Inc., an online payment services provider and subsidiary of eBay Inc., and as Chief Executive Officer of PayPal (Europe) Ltd. from October 2005 to September 2009. Before joining PayPal, Mr. Bellm served as Director of Corporate Strategy of eBay from April 2001 to December 2002. Previously, Mr. Bellm held positions at McKinsey & Company, focusing on the retail, e-commerce and payment industries, and at Goldman, Sachs & Co. Mr. Bellm holds a B.A. in economics and international relations from Stanford University and an M.B.A. from Harvard Business School.

Ross A. Buhrdorf has served as our Chief Technology Officer since July 2005. Prior to joining us, Mr. Buhrdorf served as Vice President of Engineering of BetweenMarkets, Inc., a platform for ensuring business-to-business information quality, from June 2004 to June 2005. From 2000 to 2004, Mr. Buhrdorf served as Vice President of Engineering of Salion, Inc., an enterprise CRM solution for supply-side manufacturing, and from 1997 to 2000 he served as Vice President of Engineering of Excite.com, a search engine company. Since 1993, Mr. Buhrdorf also has owned and consulted with a variety of software companies. Mr. Buhrdorf holds a B.S. in computer science from the University of Texas at Austin.

Thomas Hale has served as our Chief Product Officer since June 2010. Prior to joining us, Mr. Hale served as Chief Product Officer of Linden Research, Inc., an online game and virtual community provider, from October 2008 to May 2010. From December 2007 to October 2008, Mr. Hale served as an Entrepreneur in Residence at Redpoint Ventures, a venture capital firm. From September 1995 to October 2007, Mr. Hale held various positions, including Senior Vice President of the Knowledge Worker Business Unit at Adobe Systems Incorporated and Macromedia, Inc. Mr. Hale has served on the board of directors of IntraLinks, Inc., a provider of Software-as-a-Service solutions, since April 2008. Mr. Hale holds a B.A. in history and literature from Harvard University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 11, 2014 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers, each of the members of our Board and all of the members of our Board and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, both (i) shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of April 11, 2014 and (ii) RSU awards that will vest within 60 days of April 11, 2014, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 93,475,510 shares of our common stock outstanding on April 11, 2014.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders:
Entities affiliated with Wells Capital Management Inc. (1)	7,364,530	7.9%
Entities affiliated with Wellington Management Company LLP (2)	6,353,932	6.8%
Entities affiliated with Technology Crossover Ventures (3)	5,163,507	5.5%

Named Executive Officers, Directors and Nominees:
Brian H. Sharples (4)	943,460	1.0%
Lynn Atchison (5)	368,184	*
Brent Bellm (6)	73,986	*
Ross A. Buhrdorf (7)	40,638	*
Thomas Hale (8)	353,470	*
Carl G. Shepherd (9)	333,185	*
Lanny Baker (10)	54,590	*
Simon Breakwell (11)	20,284	*
Jeffrey D. Brody (12)	179,021	*
Kevin Krone (13)	12,970	*
Woody Marshall (14)	5,195,026	5.6%
Tina Sharkey (15)	19,952	*
Simon Lehmann (16)	1,803	*
All directors and executive officers as a group (13 people) (17)	7,596,569	8.1%

(1)

Based on a Schedule 13G/A dated February 4, 2014, as filed with the SEC on behalf of Wells Fargo and Company and the following subsidiaries of Wells Fargo and Company: Wells Capital Management Incorporated, Wells Fargo Bank, National Association, Wells Fargo Advisors, LLC, Golden Capital Management, LLC and Wells Fargo Funds Management, LLC. Wells Fargo and Company reported that it, along with its subsidiaries, had sole voting and dispositive power over 69,127 shares, shared voting power over 7,002,657 shares and shared dispositive power over 7,295,857 shares as of December 31, 2013. The address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94104.
(2)	Based on a Schedule 13G dated February 14, 2014, as filed with the SEC. Wellington Management Company reported that it had sole voting and dispositive power over no shares, shared voting power over 4,488,757 shares and shared dispositive power over 6,353,932 shares. The address of Wellington Management Company is 280 Congress Street, Boston, MA 02210.
(3)	Includes 2,413,441 shares held by TCV VII, L.P., 1,463,765 shares held by TCV VI, L.P., 1,253,327 shares held by TCV VII (A), L.P., and 32,974 shares held by TCV Member Fund, L.P. Technology Crossover Management VI, L.L.C., or TCM VI, as the general partner of TCV VI, L.P. and a general partner of TCV Member Fund, L.P., may be deemed to have the sole voting and dispositive power over the shares held by TCV VI, L.P. and certain of the shares held by TCV Member Fund, L.P. Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds Jr. and Robert W Trudeau, or the TCM VI Members, are Class A Members of TCM VI and limited partners of TCV Member Fund, L.P. and may be deemed to share voting and dispositive power over the shares held by TCV VI, L.P. and certain of the shares held by TCV Member Fund, L.P. Woody Marshall, John C. Rosenberg and David L. Yuan are Assignees of TCM VI. Technology Crossover Management VII, Ltd., or Management VII, as a general partner of TCV Member Fund, L.P. and the general partner of Technology Crossover Management VII, L.P., or TCM VII, which is the direct general partner of each of TCV VII, L.P. and TCV VII (A), L.P. may be deemed to have the sole voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. The TCM VI Members, Woody Marshall, Timothy P. McAdam, John C. Rosenberg and David L. Yuan, collectively the Management VII Members, are the Class A Directors of Management VII and limited partners of TCM VII and TCV Member Fund, L.P. and share voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. The address of the entities affiliated with Technology Crossover Ventures, or TCV, is 528 Ramona Street, Palo Alto, California 94301.
(4)	Includes 11,403 shares held by Brian H. Sharples as Trustee of The Hawken Drake Sharples 2009 Trust, or the Hawken Sharples Trust, 11,402 shares held by Brian H. Sharples as Trustee of The Chloe Marie Sharples 1998 Trust, or the Chloe Sharples Trust, 11,402 shares held by Brian H. Sharples as Trustee of The Emma Jette Sharples 2002 Trust, or the Emma Sharples Trust, 889,336 shares issuable upon exercise of options held by Mr. Sharples that are exercisable within 60 days of April 11, 2014 and 12,510 RSUs vesting on June 1, 2014. Mr. Sharples is the trustee of the Hawken Sharples Trust, the Chloe Sharples Trust and the Emma Sharples Trust. Mr. Sharples has voting and dispositive power over the shares held by the Hawken Sharples Trust, the Chloe Sharples Trust and the Emma Sharples Trust.
(5)	Includes 328,050 shares issuable upon the exercise of options held by Ms. Atchison that are exercisable within 60 days of April 11, 2014 and 5,123 RSUs vesting on June 1, 2014.
(6)	Includes 59,882 shares issuable upon the exercise of options held by Mr. Bellm that are exercisable within 60 days of April 11, 2014, 7,813 RSUs vesting on June 1, 2014, 2,083 shares of restricted stock vesting on April 21, 2014 and 2,083 shares of restricted stock vesting on May 21, 2014.
(7)	Includes 11,906 shares issuable upon the exercise of options held by Mr. Buhrdorf that are exercisable within 60 days of April 11, 2014 and 5,166 RSUs vesting on June 1, 2014.
(8)	Includes 315,508 shares issuable upon the exercise of options held by Mr. Hale that are exercisable within 60 days of April 11, 2014, 5,203 RSUs vesting on June 1, 2014, 1,042 shares of restricted stock vesting on April 18, 2014 and 1,041 shares of restricted stock vesting on May 18, 2014.
(9)	Includes 192,089 shares issuable upon the exercise of options held by Mr. Shepherd that are exercisable within 60 days of April 11, 2014 and 5,065 RSUs vesting on June 1, 2014.
(10)	Includes 53,163 shares issuable upon the exercise of options held by Mr. Baker that are exercisable within 60 days of April 11, 2014.
(11)	Includes 18,857 shares issuable upon the exercise of options held by Mr. Breakwell that are exercisable within 60 days of April 11, 2014.
(12)

Includes 120,739 shares held by the Brody Family Trust U/D/T dated July 1, 1994, or the Family Trust, 18,591 shares held by the Brody Children’s Partnership, or the Children’s Partnership, 623 shares held by

Koga Partners, L.P., or Koga, and 37,641 shares issuable upon the exercise of options held by Mr. Brody that are exercisable within 60 days of April 11, 2014. Mr. Brody is a trustee and beneficiary of the Family Trust, a general partner of the Children’s Partnership and a general partner of Koga has voting and dispositive power over the shares held by the Family Trust, the Children’s Partnership and Koga.
(13)	Includes 11,543 shares issuable upon the exercise of options held by Mr. Krone that are exercisable within 60 days of April 11, 2014.
(14)	Includes all of the shares referred to in footnote number 3 above. Also includes 5,965 shares held by the Marshall Carroll 2000 Trust and 25,554 shares issuable upon the exercise of options held by Mr. Marshall that are exercisable within 60 days of April 11, 2014. Mr. Marshall is a trustee of the Marshall Carroll 2000 Trust and may be deemed to beneficially own certain securities held by the Marshall Carroll 2000 Trust. Mr. Marshall disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(15)	Includes 18,525 shares issuable upon the exercise of options held by Ms. Sharkey that are exercisable within 60 days of April 11, 2014.
(16)	Includes 376 shares issuable upon the exercise of options held by Mr. Lehmann that are exercisable within 60 days of April 11, 2014.
(17)	Includes 399,123 shares held of record by our directors and executive officers, 1,853,814 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of April 11, 2014 and 5,343,632 shares held by entities over which our directors and executive officers may be deemed to have voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during 2013, except that Forms 4 were filed late for the following officers and directors for the following number of transactions: Lynn Atchison: two Forms 4 covering two transactions not reported on a timely basis, Brian Sharples: one Form 4 covering seven transactions not reported on a timely basis, Ross Buhrdorf: two Forms 4 covering two transactions not reported on a timely basis, Carl Shepherd: two Forms 4 covering two transactions not reported on a timely basis, Brent Bellm: two Forms 4 covering two transactions not reported on a timely basis, and Thomas Hale: two Forms 4 covering two transactions not reported on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have been a party to the following transactions since January 1, 2013, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5.0% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest.

Investors’ Rights Agreement

In March 2011, we entered into an amended and restated investors’ rights agreement with certain of our stockholders, including individuals and entities affiliated with Austin Ventures, Redpoint Ventures, Institutional Venture Partners, Technology Crossover Ventures, Tiger Global, Brian H. Sharples, Carl G. Shepherd and Philip S. Siegel. The amended and restated investors’ rights agreement, among other things grants such stockholders certain registration rights with respect to shares of our common stock.

Stock Option and Restricted Stock Unit Awards

Certain stock option and RSU awards to our non-employee directors and named executive officers and related stock option and RSU policies are described in the sections of this Proxy Statement entitled “Corporate Governance—Director Compensation–2013” and “Executive Compensation—2013 Grants of Plan-Based Awards,” respectively. On March 10, 2014, the Company granted our new director, Simon Lehmann, an initial RSU award of 2,524 RSUs and an initial stock option award of 14,426 options to purchase common stock at an exercise price of $45.74 per share in accordance with our compensation policy for our non-employee directors as described in the section of this Proxy Statement entitled “Corporate Governance— Director Compensation–2013.” The grant date fair value of the RSU award was $115,448, and the grant date fair value of the options was $261,838.

Employment and Change of Control Agreements

We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this Proxy Statement entitled “Executive Compensation—Employment Agreements.”

Director Cash Compensation

During 2013, our non-employee directors received the cash compensation described in the section of this Proxy Statement entitled “Corporate Governance—Director Compensation.”

Indemnification of Officers and Directors

Our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. These agreements provide for the indemnification of our directors, officers and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. For further information, see the section of this Proxy Statement entitled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion.

Code of Business Ethics and Conduct

Our Board adopted a code of business ethics and conduct for all employees, including our executive officers, and directors. The code of business ethics and conduct is available without charge upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: General Counsel or on the investor relations portion of our website at investors.homeaway.com. We will disclose on our website at www.homeaway.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of business ethics and conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of business ethics and conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of business ethics and conduct that has been made known to any of our executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains how our executive compensation program is designed and operates with respect to our named executive officers listed in the 2013 Summary Compensation Table below. Our named executive officers in 2013 were:

•	Brian H. Sharples, our Chief Executive Officer, or our CEO;

•	Lynn Atchison, our Chief Financial Officer, or our CFO;

•	Brent Bellm, our Chief Operating Officer;

•	Thomas E Hale, our Chief Product Officer; and

•	Carl G. Shepherd, our Chief Strategy and Development Officer.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our Board arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2013.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Compensation Philosophy and Objectives

We operate the world’s largest online marketplace for the vacation rental industry. As of December 31, 2013, we operated our online marketplace through 50 websites in 21 languages and provided over 890,000 listings for vacation rentals located in 190 countries. To effectively operate in this dynamic and rapidly changing market and to continue to grow our business, we need a highly talented and seasoned team of executives and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have adopted a compensation philosophy designed to offer our named executive officers compensation and benefits that are market competitive and that meet our goals of attracting, retaining and motivating highly skilled individuals to help us achieve our financial and strategic objectives.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract and retain talented and experienced individuals;

•	offer total compensation opportunities that take into consideration the practices of other comparably positioned Internet and technology companies;

•	directly and substantially link total compensation to measurable corporate and individual performance;

•	create and sustain a sense of urgency surrounding strategy execution and the achievement of key business objectives; and

•

strengthen the alignment of the interests of our named executive officers and stockholders through equity-based long-term incentives and reward our named executive officers for creating long-term stockholder value.

Compensation Program Design

We are a relatively young publicly traded company. We conducted our initial public offering of equity securities on June 28, 2011 and 2013 was our second full year as a publicly traded company. In designing our executive compensation program for 2013, we were cognizant of our need to motivate our named executive officers to meet our short-term goals and long-term strategic objectives. Thus, we continued to emphasize the use of equity in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards covering shares of our common stock to incent our named executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable long-term value for our stockholders. We believe that stock options and RSU awards offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of base salaries and annual cash bonus opportunities at levels that we believe help us provide competitive compensation packages. To emphasize our annual goals, we set the target total cash compensation opportunities of our named executive officers at or above the 50th percentile of the competitive market while maintaining base salaries at approximately the median of the competitive market. Generally, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic goals that will further our longer-term growth objectives.

In 2013, our compensation committee considered competitive compensation data from companies within our industry (which are discussed in more detail below in the section entitled “—Compensation-Setting Process—Use of Competitive Data”) to assist it in establishing cash compensation levels for our named executive officers. The data was compiled by Compensia, Inc., a national compensation consulting firm (“Compensia”), engaged by our compensation committee. Our compensation peer group consists of publicly traded companies with business models and financial and size characteristics similar to ours, with an emphasis on technology companies. Using this information as a guideline, our compensation committee placed an emphasis on remaining competitive in our market and differentiating total cash compensation through the use of an annual incentive bonus plan. Equity awards were granted by our compensation committee on a discretionary basis for the purpose of retaining our named executive officers and aligning their interests with our long-term strategic and operational objectives.

Results of Most Recent Say-on-Pay Vote

At our 2012 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2011 compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2011 compensation of our named executive officers with approximately 94% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. No significant design changes were made to our executive compensation program during 2013. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our named executive officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2012 Annual Meeting of Stockholders, our Board determined that we will hold our Say-on-Pay votes on a triennial basis. Therefore, the next stockholder advisory vote on the compensation of our named executive officers will take place in 2015.

Compensation-Setting Process

Role of the Compensation Committee

Our compensation committee is responsible for overseeing our executive compensation philosophy and our executive compensation program, as well as determining and approving the compensation for our named executive officers. Our compensation committee regularly reports to our full Board on its deliberations, but is ultimately responsible for compensation decisions, as described in the compensation committee charter. See the summary description of the compensation committee charter in the section of this Proxy Statement entitled “Corporate Governance—Committees of the Board of Directors.”

Our compensation committee reviews, on at least an annual basis, our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes and recommends to our Board any modifications or new plans or programs. It also reviews the compensation of our named executive officers and makes decisions about the various components that comprise their compensation packages.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our CEO and CFO. Typically, our management team assists our compensation committee by providing information about our corporate financial and individual performance, competitive market data and management’s perspective and recommendations on compensation matters.

Typically, our CEO makes recommendations to our compensation committee regarding the compensation of our employees, including our named executive officers (except with respect to his own compensation), and attends compensation committee meetings (except with respect to discussions involving his own compensation).

While our compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, it only uses these recommendations and proposals as one factor in making compensation decisions.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with carrying out its responsibilities, including the adoption of cash and equity compensation plans and arrangements and related policies.

Since November 2010, our compensation committee has engaged Compensia to assist it each year in reviewing and making appropriate changes to our executive compensation guiding principles, to update our compensation peer group; to evaluate the competitiveness of our named executive officers’ compensation and to assist it in the course of its deliberations concerning executive compensation decisions. Compensia serves at the discretion of our compensation committee.

Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NASDAQ listing standards, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and compensation levels, our compensation committee directed Compensia to examine the executive compensation practices of a peer group of software and Internet companies. Compensation data for the peer group companies were gathered from public filings and from Compensia’s proprietary compensation databases. Peer group data are used to assess compensation levels and to assist our compensation committee in setting compensation levels for 2013.

The companies comprising the compensation peer group were selected on the basis of their similarity to us in size (as determined by revenue and market capitalization, when available), industry sector and product or service similarity. In some cases, the compensation peer group included companies that may compete with us for talent or may otherwise influence the market compensation for our employees.

During 2013, the compensation peer group was comprised of the following companies:

Ancestry.com Inc.	Open Table, Inc.
Ariba, Inc.	Pandora Media Inc.
Bankrate	Qlik Technologies, Inc.
Concur Technologies	Real Page, Inc.
ExactTarget	Service-now
Fortinet, Inc.	Shutterfly, Inc.
Guidewire Software	Solarwinds, Inc.
Kayak Software Corporation	Splunk
NetSuite Inc.

Our compensation committee reviews the compensation peer group at least annually and makes adjustments to its composition as necessary.

In addition, as part of the assessment of current market practices for executive compensation that is reviewed by our compensation committee, Compensia examined and included relevant data from the most recent Radford Executive Survey and the IPAS High Technology Survey, with an emphasis on companies with revenues comparable to ours. Our compensation committee reviewed the data compiled by Compensia from these surveys and the compensation peer group and used it to assess whether the compensation components we provide to each named executive officer were market competitive. This analysis helped our compensation committee to determine the changes in compensation discussed below.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each component and how compensation amounts and awards are determined.

Base Salary

Base salary represents the fixed portion of our named executive officers’ compensation, which we view as an important element to attract, retain and motivate highly talented executives. Base salaries represent a modest portion of the total compensation opportunity for our named executive officers.

In 2013, our compensation committee conducted a review of each named executive officer’s base salary in consultation with Compensia and with input from our CEO. Our compensation committee then considered and made adjustments as it determined to be reasonable and necessary to reflect the scope of each named executive officer’s performance, individual contributions, responsibilities, experience, prior base salary level, position (in the case of a promotion) and market conditions. In making these adjustments, our compensation committee also considered the median of the base salary range of the companies in the compensation peer group. The changes in the base salaries of our named executive officers from 2012 to 2013 are set forth in the following table.

Named Executive Officer	2012 Base Salary	2013 Base Salary	% Increase from 2012 to 2013
Brian Sharples	$500,000	$512,500	2.5%
Lynn Atchison	$318,700	$326,668	2.5%
Brent Bellm	$360,000	$369,000	2.5%
Thomas Hale	$318,700	$326,668	2.5%
Carl Shepherd	$318,700	$326,668	2.5%

Annual Cash Bonuses

We use annual cash bonuses to motivate our named executive officers to achieve both short-term financial and strategic goals and longer-term growth and other objectives. Under our 2013 Executive Officer Performance Bonus Plan, our compensation committee determines cash bonus payments for our CEO and our other named executive officers based on achievement of corporate financial targets established in our annual operating plan and global listing performance requirements, as described below.

2013 Target Bonus Opportunities

Under our 2013 Executive Officer Performance Bonus Plan, our annual cash bonus opportunities were designed to reward our named executive officers based on our performance. Our compensation committee determined that the target annual cash bonus opportunity for each of our named executive officers should be determined as a percentage of his or her base salary. The target annual cash bonus opportunities for our named executive officers for 2013, as compared to 2011 and 2012, were as follows:

Named Executive Officer	2011 Target Annual Cash Bonus Opportunity	2012 Target Annual Cash Bonus Opportunity	2013 Target Annual Cash Bonus Opportunity
Brian H. Sharples	100%	100%	100%
Lynn Atchison	50%	60%	60%
Brent Bellm	50%	75%	75%
Thomas Hale	50%	60%	60%
Carl G. Shepherd	50%	60%	60%

With respect to each named executive officer, the amount of his or her target annual cash bonus opportunity was established by our compensation committee in consultation with our CEO (except with respect to himself) and was determined based on a variety of factors, including his or her past performance, anticipated future contributions, position, responsibilities and experience. Based on these factors and to keep our named executive officers in the median range of the competitive market, our compensation committee decided on the annual cash bonus opportunities set forth above. In the same process, our compensation committee further determined to weight each annual cash bonus opportunity based 80% on financial performance measures and based 20% on global listings performance measures as described below.

Corporate Performance Measures

Under the 2013 Executive Officer Performance Bonus Plan, our compensation committee established the following corporate performance measures that supported our annual operating plan and enhanced long-term value creation as the principal performance measures for making annual cash bonus determinations:

Performance Measure	Description	Weight	Target Performance Level
GAAP Revenue	Our 2013 total revenues, as determined under Generally Accepted Accounting Principles (“GAAP”)	40%	$344.9M

Adjusted EBITDA Margin	Our 2013 total net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense; and net of any foreign exchange income or expense divided by GAAP Revenue	40%	29.1%

Global Ending Listings Growth	Global vacation rental and bed and breakfast listings performance during 2013, focusing on listings growth. This measure also includes performance modifiers, based on the mix of the types of listings, quality of the listings, and the rate listings were acquired	20%	15%*

*	Percentage in year over year growth in listings. This target level may be modified in the discretion of our compensation committee based on qualitative factors, such as the mix of type of listing, the quality of listings and the rate of acquisition of the listings.

Our compensation committee selected GAAP revenue as a performance measure because it is a key indicator of our overall performance. Adjusted EBITDA margin was selected by our compensation committee because it is used by management, together with other financial measures, to track the underlying operating profitability and efficiency of the business. Our compensation committee determined to weight each of these measures equally, because they were both deemed to be critical to our operational efficiency and the long-term success of the organization.

Our compensation committee chose global ending listings growth as a performance measure because it is an important metric we use to monitor our business. In 2013, our compensation committee applied this metric as the sole management by objective metric, or MBO, applicable to the entire executive team, instead of MBOs which vary by individual. Since it is also a metric used in the company bonus plan applicable to a majority of employees, our compensation committee chose to apply it to our named executive officers as well to align our executive officers and employees on achievement of this goal. We believe successful performance as measured by this metric is a predicate to successful company performance as well as the operation of our marketplace.

Should any aspect of our corporate performance fail to reach the pre-established target level, our compensation committee reserves the discretion to apply judgment.

Award Decisions and Analysis

In March 2014, our compensation committee determined annual cash bonus payments for our named executive officers for 2013. In making these decisions, our compensation committee evaluated our financial and listings growth performance and the level of achievement of the corporate financial and global listings measures for the year.

For 2013, the GAAP revenue target level was achieved at a 98.3% level, the adjusted EBITDA margin target level was achieved at a 100% level and global listings target level was achieved at a 120% level. Our compensation committee retained, but did not exercise, discretion to adjust target levels/requirements for GAAP revenue, adjusted EBITDA margin or global ending listings growth.

With respect to the corporate performance measures, our compensation committee reviewed our performance against the performance matrix of our 2013 Executive Officer Performance Bonus Plan and determined that we had met the objectives established for the year at an overall performance level of 104.4%, broken down as follows: the GAAP revenue target was met at 98.3%, the EBITDA margin target was met at 100% and the ending listings growth target was overachieved by 1.4%. However, our CEO recommended to our compensation committee that it exercise its discretion and reduce the overall performance level to 102.8% to better align our named executive officers’ bonuses with those of our other employees. Our compensation committee agreed with this recommendation and approved the bonus payments for our named executive officers at an overall performance level of 102.8%.

The bonuses paid for 2011, 2012 and 2013 are provided in the table below.

Named Executive Officer	2011 Bonus	2012 Bonus	2013 Bonus
Brian Sharples	$501,480	$449,767	$523,383
Lynn Atchison	$179,900	$175,077	$200,163
Brent Bellm	$189,392	$245,625	$282,627
Thomas Hale	$70,702	$175,077	$200,163
Carl Shepherd	$172,175	$175,077	$200,163

Equity Compensation

We use equity awards to motivate and reward our named executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our named executive officers with those of our stockholders. In 2013, we granted our named executive officers a mix of options to purchase shares of our common stock and RSU awards covering shares of our common stock. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our named executive officers, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. We also believe that RSU awards help us to retain our named executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines. In determining the appropriate mix of stock options and RSU awards, our compensation committee considers the current stock and other equity holdings of each named executive officer and competitive data of the types of equity compensation provided to executive officers by companies in our compensation peer group, with a goal of reaching a mix that would provide the appropriate incentives while staying competitive in our market.

We do not apply a rigid formula to determine the size of the equity awards that are granted to our named executive officers. Instead, these awards are determined in the judgment of our compensation committee, taking into consideration, among other things, our performance and that of the named executive officer during the past year, the prospective role and responsibility of the named executive officer, competitive factors, equity compensation data for executive officers of our compensation peer group, the amount of equity-based compensation, including the portion that is vested, held by the named executive officer and the cash compensation received by the named executive officer. Based upon these factors, our compensation committee sets the size of each equity award at the level it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In 2013, our compensation committee granted stock options and RSU awards to our named executive officers to position them at approximately the 75th percentile of our compensation peer group. Our compensation committee decided to grant our named executive officers a mix of approximately 60% stock options and 40% RSU awards. Our compensation committee determined that it was more appropriate for a significant percentage of the equity award to be in the form of stock options to provide a stronger incentive for the named executive officer to increase the market price of our common stock. The grant date fair market value for each named executive officer’s equity grant made in 2013 is set forth below.

Named Executive Officer	2013 Stock Option Grant	2013 RSU Award
Brian Sharples	$2,283,467	$1,522,686
Lynn Atchison	$784,940	$523,426
Brent Bellm	$1,213,095	$808,921
Thomas Hale	$784,940	$523,426
Carl Shepherd	$784,940	$523,426

Retirement and Other Benefits

Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to make pre-tax contributions of up to 80% of their current compensation, not to exceed the applicable statutory income tax limitation, which was $17,500 in 2013. In addition, we may make discretionary contributions to the plan in any year, up to certain limits.

Additional benefits received by our named executive officers include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance. These benefits are provided on the same basis as to all of our full-time employees.

Historically, we have not provided perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. Our future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Arrangements

In connection with our initial public offering of our common stock, on May 27, 2011, we entered into employment agreements with each of our named executive officers. With the exception of his own agreement, each of these agreements was negotiated on our behalf by our CEO, with the oversight and approval of our compensation committee. Our CEO’s employment agreement was negotiated directly with our compensation committee. We believe that these employment agreements were necessary to retain these individuals and induce them to lead us in achieving our goals as a publicly traded company.

For a summary of the material terms and conditions of these employment agreements, see the section entitled “—Employment Agreements.”

Post-Employment Compensation Arrangements

The employment agreements provide each of our named executive officers with certain protection in the event of his or her termination of employment under specified circumstances, including following a change of control of our Company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these agreements were determined after review by our compensation committee of our retention goals for each named executive officer and an analysis of competitive market data.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Potential Payments upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our named executive officers. Our compensation committee will consider whether to adopt such a policy in the future.

Compensation Recovery Policy

We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our compensation committee intends to adopt such a policy when the SEC completes its rulemaking pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. Additionally, under a Section 162(m) exception for private companies that subsequently become publicly held, any compensation paid pursuant to a compensation plan in existence before the effective date of the public offering of securities will not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering of securities occurred.

Where reasonably practicable, our compensation committee may seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2013 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that the recipient of the award is required to render service in exchange for the award.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Based on this review and discussion, our compensation committee recommended to the Board that the section entitled “Executive Compensation—Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting of Stockholders.

SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Woody Marshall, Chairperson
Jeffrey D. Brody
Tina Sharkey

2013 Summary Compensation Table

The following table provides information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2013, 2012 and 2011 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian H. Sharples,	2013	509,375	—	1,522,686	2,283,467	523,383	3,893	4,842,804
President and Chief Executive Officer	2012	487,500	—	—	1,491,056	449,767	2,451	2,430,774
	2011	420,833	—	—	10,769,000	501,480	4,047	11,695,360

Lynn Atchison,	2013	324,676	—	523,426	784,940	200,163	957	1,834,162
Chief Financial Officer	2012	316,275	—	335,979	735,487	175,077	566	1,563,384
	2011	281,350	—	—	1,076,900	179,900	1,112	1,539,262

Brent Bellm,	2013	366,750	—	808,921	1,213,095	282,627	957	2,672,350
Chief Operating Officer	2012	354,975	—	476,806	1,043,739	245,625	391	2,121,536
	2011	337,013	—	—	646,140	189,392	1,112	1,173,657

Thomas E Hale	2013	324,676	—	523,426	784,940	200,163	957	1,834,162
Chief Product Officer	2012	316,275	—	295,268	646,366	164,450	1,112	1,423,471
	2011	306,750	—	—	430,760	70,702	3,269	811,481

Carl G. Shepherd	2013	324,676	—	523,426	784,940	200,163	957	1,834,162
Chief Strategy and Development Officer	2012	316,275	—	312,380	683,784	175,077	572	1,488,088
	2011	284,325	—	—	1,076,900	172,175	1,112	1,534,512

(1)	The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted during each year computed in accordance with FASB ASC Topic 718. The grant date fair value is $30.43 per RSU.
(2)	The amounts reported in this column represent the aggregate grant date fair value of stock options granted during each year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K.
(3)	The amounts reported in this column include the amounts earned under the 2011 Executive Officer Performance Bonus Plan, the 2012 Executive Officer Performance Bonus Plan and the 2013 Executive Officer Performance Bonus Plan. Payments due under the 2011 Executive Officer Performance Bonus Plan were made in March 2012, payments due under the 2012 Executive Officer Performance Bonus Plan were made in March 2013 and payments due under the 2013 Executive Officer Performance Bonus Plan were made in March 2014.

(4)	The amounts reported in this column consist of premiums paid for short-term disability, long-term disability, life, and accidental death and dismemberment insurance. In addition, for Mr. Hale the amount reported for 2011 includes $2,166 in relocation benefits.

2013 Grants of Plan-Based Awards

	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Options Awards ($/ Share)	Grant Date Fair Value of Option Awards (4)
Name		Threshold	Target	Maximum
Brian H. Sharples
Cash Award	—	$178,281	$509,375	$764,063
RSU Award	3/5/2013				50,039	$1,522,687
Options	3/5/2013						162,025	$30.43	$2,283,467
Lynn Atchison
Cash Award	—	113,637	324,676	487,014
RSU Award	3/5/2013				17,201	$523,426
Options	3/5/2013						55,696	30.43	784,940
Brent Bellm
Cash Award	—	128,363	366,750	550,125
RSU Award	3/5/2013				26,583	$808,921
Options	3/5/2013						86,076	30.43	1,213,095
Thomas Hale
Cash Award	—	113,637	324,676	487,014
RSU Award	3/5/2013				17,201	523,426
Options	3/5/2013						55,696	30.43	784,940
Carl G. Shepherd
Cash Award	—	113,637	324,676	487,014
RSU Award	3/5/2013				17,201	$523,426
Options	3/5/2013						55,696	30.43	784,940

(1)	The amounts reported in this column represent amounts payable under the 2013 Executive Officer Performance Bonus Plan. The target column assumes the achievement of target performance levels as approved by our Board. The actual amounts paid to our named executive officers are set forth in the “Non-Equity Incentive Compensation Plan” column of the section entitled “— 2013 Summary Compensation Table.”
(2)	The grant date reported in this column is the date the stock option awards in the last three columns were awarded.
(3)	Amounts shown reflect time-based RSUs granted under the 2011 Equity Incentive Plan.
(4)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in the section entitled “Stockholders’ Equity and Stock-Based Compensation” in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(5)	Amounts shown reflect stock options granted under the 2011 Equity Incentive Plan.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by our named executive officers as of December 31, 2013.

			OPTION AWARDS					STOCK AWARDS
Name	Date of Grant		Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Brian Sharples	1/30/2007	(1)	194,000		$2.06	1/30/2017
	1/29/2008	(2)	100,000		$8.10	1/29/2018
	2/10/2011	(1)	420,333	291,667	$19.97	2/10/2021
	3/27/2012	(6)	48,016	67,224	$25.54	3/27/2022
	3/5/2013	(1)(8)	27,003	135,022	$30.43	3/5/2023	50,039	2,045,594
Lynn Atchison	1/30/2007	(1)	11,200		$2.06	1/30/2017
	1/29/2008	(3)	96,483		$8.10	1/29/2018
	11/13/2009	(4)	100,000		$13.49	11/13/2019
	2/10/2011	(1)	70,833	29,167	$19.97	2/10/2021
	3/27/2012	(6)(7)	23,684	33,160	$25.54	3/27/2022	8,222	336,115
	3/5/2013	(1)(8)	9,282	46,414	$30.43	3/5/2023	17,201	703,177
Brent Bellm	6/28/2010	(5)	16	187,500	$13.93	6/28/2020	12,500	511,000
	2/10/2011	(1)	0	17,500	$19.97	2/10/2021
	3/27/2012	(6)(7)	6	47,057	$25.54	3/27/2022	11,668	476,988
	3/5/2013	(1)(8)	14,345	71,731	$30.43	3/5/2023	26,583	1,086,713
Thomas Hale	6/28/2010	(5)	260,000	50,000	$13.93	6/28/2020	6,250	255,500
	2/10/2011	(1)	28,333	11,667	$19.97	2/10/2021
	3/27/2012	(6)(7)	20,814	29,142	$25.54	3/27/2022	7,226	295,399
	3/5/2013	(1)(8)	9,282	46,414	$30.43	3/5/2023	17,201	703,177
Carl Shepherd	11/13/2009	(4)	63,886		$13.49	11/13/2019
	2/10/2011	(1)	70,833	29,167	$19.97	2/10/2021
	3/27/2012	(6)(7)	23,121	29,727	$25.54	3/27/2022	7,644	312,487
	3/5/2013	(1)(8)	9,282	46,414	$30.43	3/5/2023	17,201	703,177

(1)	Vested as to 6.25% of the shares subject to option three months following the vesting commencement date and an additional 1/48th of the shares subject to the option each month thereafter.
(2)	Vested as to 5,397 shares each month beginning January 29, 2009 through December 29, 2009 and as to 8,125 shares each month beginning January 29, 2010 through December 29, 2010.
(3)	Vested as to 3,413 shares each month beginning January 29, 2009 through December 29, 2009 and as to 4,628 shares each month beginning January 29, 2010 through December 29, 2010.
(4)	All of the shares underlying the option vested on December 31, 2012.
(5)	Vested as to 20% of the total number of shares underlying the option on the first anniversary of the vesting commencement date for the option and as to an additional 1/60th of the total number of shares underlying the option vest on the corresponding day of each month thereafter.
(6)	Six and one quarter percent (6.25%) of the shares subject to the option will vest on July 1, 2012, with the remainder vesting ratably over the next 36 months, subject to continued service through each vesting date.
(7)	Six and one quarter percent (6.25%) of the RSUs will vest each quarter over a period of four years beginning June 1, 2012, subject to continued service through each vesting date. Shares will be delivered on the vesting date.
(8)	Twenty five percent (25%) of the RSUs will vest each year over a period of four years beginning June 1, 2014, subject to continued service through each vesting date. Shares will be delivered on the vesting date.

2013 Option Exercises and Stock Vested

The following table sets forth information about the exercise of options and vesting of stock awards held by our named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian H. Sharples	129,000	1,278,693	—	—
Lynn Atchison	35,000	1,174,338	3,288	105,495
Brent Bellm	513,589	9,420,712	29,668	932,136
Thomas Hale	90,000	1,962,466	15,390	474,981
Carl G. Shepherd	—	—	3,058	98,119

(1)	The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.
(2)	The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our common stock on the vesting date or, if such vesting date is not a business day, the closing market price of our common stock on the next business day.

Employment Agreements

On May 27, 2011, we entered into an amended and restated employment agreement with Brian H. Sharples. The amended and restated agreement entitles Mr. Sharples to an annual base salary of $450,000 and provides that he is eligible to earn an annual bonus of up to 100% of his base salary pursuant to a bonus plan adopted by the compensation committee of our Board. Mr. Sharples’ current annual base salary is set forth in the section entitled “—2013 Summary Compensation Table,” and his current target cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” In addition, the amended and restated agreement provides that (i) in the event of a “change of control” (as defined in the amended and restated agreement), 50% of the unvested portion of all equity awards granted to him would become fully vested; (ii) in the event of a termination of Mr. Sharples’ employment by us without “cause” or if he resigned for “good reason” (as such terms are defined in the amended and restated agreement), other than in connection with a “change of control,” then Mr. Sharples would receive (a) a lump sum cash payment equal to 12 months’ base salary and (b) reimbursement of COBRA payments for up to 12 months; and (iii) in the event of a termination of Mr. Sharples’ employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Sharples would receive (a) a lump-sum cash payment equal to 24 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 18 months. Any severance benefits would be contingent on Mr. Sharples executing a full general release of claims in our favor. The amended and restated agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Lynn Atchison. The agreement entitles Ms. Atchison to an annual base salary of $309,000 and provides that she is eligible to earn an annual bonus of up to 50% of her base salary pursuant to a bonus plan adopted by the compensation committee of our Board. Ms. Atchison’s current annual base salary is set forth in the section entitled “—2013 Summary Compensation Table,” and her current target cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” In addition, the agreement provides that (i) in the event of a termination of Ms. Atchison’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” then Ms. Atchison would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Ms. Atchison’s employment by us without “cause” or if she resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Ms. Atchison would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to her by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Ms. Atchison executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Brent Bellm. The agreement entitles Mr. Bellm to an annual base salary of $339,000 and provides that he is eligible to earn an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our Board. Mr. Bellm’s current annual base salary is set forth in the section entitled “—2013 Summary Compensation Table,” and his current target cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” In addition, the agreement provides that (i) in the event of a termination of Mr. Bellm’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” at any time after June 21, 2013, then Mr. Bellm would receive (a) a lump-sum cash payment equal to six months’ base salary, (b) six months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; and (ii) in the event of a termination of Mr. Bellm’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Bellm would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Bellm executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Mr. Hale. The agreement entitles Mr. Hale to an annual base salary of $309,000 and provides that he is eligible to earn an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our board of directors. Mr. Hale’s current annual base salary is set forth in the section entitled “—2013 Summary Compensation Table,” and his current target cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” In addition, the agreement provides that (i) in the event of a termination of Mr. Hale’s employment by us without “cause,” other than in connection with a “change of control,” at any time after June 18, 2012, then Mr. Hale would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months; and (ii) in the event of a termination of Mr. Hale’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Hale would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Hale executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Mr. Shepherd. The agreement entitles Mr. Shepherd to an annual base salary of $309,000 and provides that he is entitled to an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our Board. Mr. Shepherd’s current annual base salary is set forth in the section entitled “—2013 Summary Compensation Table,” and his current target cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” The agreement provides that (i) in the event of a termination of Mr. Shepherd’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” then Mr. Shepherd would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Mr. Shepherd’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Shepherd would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Shepherd executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

Potential Payments upon Termination or Change in Control

As of December 31, 2013, we were parties to agreements with each of our named executive officers that provide for certain severance or vesting payments or benefits or both if their employment is involuntarily terminated, in connection with a change of control, or if in connection with or during the 12-month period following a change of control they are involuntarily terminated under certain circumstances. The key terms of our arrangements upon an involuntary termination of employment or a change of control for these named executive officers are as follows:

	Without a Change of Control Event		Following a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration
Brian H. Sharples	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	None	One-time payment equal to 24 months’ base salary. Reimbursement of COBRA payments for up to 18 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

Lynn Atchison	One-time payment equal to six months’ base salary. Reimbursement of COBRA payments for up to six months.	None	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to her would become fully vested.

Brent Bellm	One-time payment equal to six months’ base salary. Reimbursement of COBRA payments for up to six months.	Unvested equity grants receive vesting credit for six months following termination.	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

Thomas Hale	One-time payment equal to six months’ base salary. Reimbursement of COBRA payments for up to six months.	None	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

Carl G. Shepherd	One-time payment equal to six months’ base salary. Reimbursement of COBRA payments for up to six months.	None	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

The table below estimates payments and benefits that each named executive officer would have received in the event his or her employment had been involuntarily terminated not in connection with a change of control of our Company, assuming the termination occurred on December 31, 2013. The accelerated equity market value was $40.88, the closing price of our common stock on the NASDAQ on December 31, 2013.

	Cash Payments		Equity Acceleration
Name	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
Brian H. Sharples	$512,500	$21,489	—	—
Lynn Atchison	$163,334	$6,115	—	—
Brent Bellm	$184,500	$9,211	112,320	2,986,339
Thomas Hale	$163,334	$10,811	—	—
Carl G. Shepherd	$163,334	$9,211	—	—

The table below estimates payments and benefits that each named executive officer would have received in the event his or her employment had been involuntarily terminated immediately following a change of control of our Company, assuming the termination occurred on December 31, 2013. The accelerated equity market value was $40.88, the closing price of our common stock on the NASDAQ on December 31, 2013.

	Cash Payments		Equity Acceleration
Name	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
Brian H. Sharples	$1,025,000	$32,233	543,952	$10,586,547
Lynn Atchison	$326,668	$12,231	134,164	$2,642,875
Brent Bellm	$369,000	$18,421	374,539	$8,965,194
Thomas Hale	$326,668	$21,623	167,900	$3,777,597
Carl G. Shepherd	$326,668	$18,421	130,153	$2,566,584

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our Board and officers and potentially in other roles with our Company. We also maintain directors’ and officers’ liability insurance.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2013, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (1)
Equity compensation plans approved by stockholders	10,517,156	$20,49	12,414,653
Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	10,517,156	$20.49	12,414,653

(1)	Pursuant to the terms of the 2011 Equity Incentive Plan, the number of shares available for issuance under the 2011 Equity Incentive Plan will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (ii) such number of shares determined by the Board.

REPORT OF THE AUDIT COMMITTEE

The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2013 audit, the audit committee has:

•	reviewed and discussed with management our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013;

•

discussed with PricewaterhouseCoopers LLP the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from and discussed with PricewaterhouseCoopers LLP the communications from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding its independence.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The audit committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers LLP.

The members of the audit committee have been determined to be independent in accordance with the requirements of the NASDAQ listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Charles (“Lanny”) C. Baker (Chair)
Simon Lehmann Simon Breakwell

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending December 31, 2014.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for 2014. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of HomeAway and our stockholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended December 31, 2013 and 2012.

Audit and Non-Audit Fees

	PricewaterhouseCoopers LLP
	2013	2012
Audit Fees (1)	$2,183,966	$1,563,000
Audit-Related Fees (2)	140,560	42,000
Tax Fees (3)	160,600	112,000
All Other Fees (4)	$1,800	$2,000

Total	$2,486,926	$1,719,000

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.
(2)	Audit-related fees are comprised of fees for professional services that are reasonably related to the performance of the worldwide audit or review of our financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.
(4)	All other fees consist of an Internet subscription for accounting research.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that our audit committee approve the audit and non-audit services and related budget in advance, and that our audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of our audit committee. In accordance with this policy, our audit committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

OTHER MATTERS

Meeting Admission. You are entitled to attend the Annual Meeting only if you were a HomeAway stockholder at the close of business on April 11, 2014 or hold a valid proxy for the Annual Meeting. If attending the meeting in person, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with AST (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting in person.

Proxy Solicitation. HomeAway is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. We currently estimate such costs will be approximately $18,000.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Inspector of Election. AST has been engaged as our independent inspector of election to tabulate stockholder votes for the 2014 Annual Meeting.

Stockholder List. HomeAway’s list of stockholders as of April 11, 2014 will be available for inspection for 10 days prior to the 2014 Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 505-1700 to schedule an appointment.

2015 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2015 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section entitled “—Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Standard Time) on December 26, 2014.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement entitled “Corporate Governance—Director Nomination Procedures.”

In addition, under our bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2015 annual meeting, precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between February 9, 2015 and March 11, 2015, unless the notice also is made pursuant to Rule 14a-9. The notice must include information specified in our bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2015 annual meeting is held more than

30 days prior to or 60 days after the anniversary of the 2014 Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2015 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The bylaws are filed as an exhibit to our Registration Statement filed with the SEC on March 11, 2011. To make a submission or to request a copy of our bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended December 31, 2013 are included in our 2013 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at https://www.proxydocs.com/AWAY. If you have not received or do not have access to the Annual Report, which includes our Form 10-K Annual Report, call our Investor Relations department at (512) 505-1700, and we will send a copy to you without charge; or send a written request to HomeAway, Inc., Attn: Investor Relations, 1011 W. Fifth Street, Suite 300, Austin, Texas 78703.

Communicating with Us. Visit our main Internet site at www.homeaway.com for information on our products and services, marketing programs, worldwide locations, customer support and job listings. Our Investor Relations site at http://investors.homeaway.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.

If you would like to contact us, call our Investor Relations department at (512) 505-1700, or send correspondence to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703. If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement entitled “Corporate Governance—Communications with the Board of Directors.”

You can contact our General Counsel by mail to Melissa Frugé, HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding HomeAway stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you, please submit a request to our General Counsel at HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703 or call our Investor Relations Department at (512) 505-1700, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Brian H. Sharples
President, Chief Executive Officer and Chairman

Austin, Texas

April 25, 2014

ANNUAL MEETING OF HOMEAWAY, INC. Date: JUNE 4, 2014 Time: 9:00 A.M. (Central Daylight Time) Place: 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, TX 78746 Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends a vote FOR the nominees in Proposal 1 and FOR Proposal 2. 1: Election of Class III Directors For Withhold 01 Jeffrey D. Brody 02 Christopher (“Woody”) P. Marshall 03 Kevin Krone For Against Abstain 2: To PricewaterhouseCoopers ratify the selection of LLP as the Company’s Accounting Independent Firm for the fiscal Registered year ending Public December 31, 2014. Authorized Signatures—This section must be completed for your Instructions to be executed. Signature Date Signature (Joint Owners) Date Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Annual Meeting of HomeAway, Inc. to be held on Wednesday, June 4, 2014, for Holders as of April 11, 2014 This proxy is being solicited on behalf of the Board of Directors of HomeAway, Inc. VOTED BY: INTERNET TELEPHONE Call www. Go To proxypush.com/away 866-390-5258 •Cast your vote • Use any touch-tone telephone. online. OR View Meeting Documents. • Have your Proxy Card/Voting Instruction Form ready. • • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form to the Proxy Tabulator for HomeAway, Inc. at the address set forth below. All votes must be received by 5:00 P.M., Central Daylight Time, on June 3, 2014. PROXY TABULATOR FOR HomeAway, Inc. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # OFFICE #

Proxy — HomeAway, Inc. Annual Meeting of Stockholders June 4, 2014 9 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Brian H. Sharples and Melissa Frugé (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of HomeAway, Inc, a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, TX 78746, on Wednesday, June 4, 2014 at 9 a.m. CDT and all adjournments thereof. The purpose of the Annual Meeting is to take action on the following: 1. Election of Class III Directors. The nominees are: Jeffrey D. Brody, Christopher (“Woody”) P. Marshall and Kevin Krone. 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the ?cal year ending December 31, 2014. The Board of Directors of the Company recommends a vote “FOR” all nominees for director in Proposal 1 and “FOR” Proposal 2. The shares represented by this proxy, when this proxy is properly executed, will be voted in the manner directed herein. If no direction is made, the shares will be voted “FOR” all nominees for director in Proposal 1, and “FOR” Proposal 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. If you plan to attend the meeting and vote your shares in person, please mark this box.